Exhibit 1.01

For More Information:

Investor Relations Monish Bahl CDC Corporation 678-259 8510 MonishBahl@cdcsoftware.com	Media Relations Scot McLeod CDC Software 770-351-9600 ScotMcLeod@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software Acquires Remaining 49 Percent of

Supply Chain Management Subsidiary, IMI

BEIJING, ATLANTA, January 29, 2008 - CDC Software, a wholly owned subsidiary of CDC Corporation and a provider of industry-specific enterprise software applications and business services, today announced it has acquired the remaining 49 percent of its subsidiary, Industri-Matematik International Corp. (“IMI”) from Symphony Technology Group (“Symphony”). This acquisition gives CDC full ownership of IMI and will, in turn, allow CDC Corporation to report 100 percent of the profits from the IMI subsidiary starting in the fourth quarter of 2007. The acquisition is not expected to materially impact revenue as CDC Corporation has already been reporting full revenue for IMI under US GAAP rules for majority held subsidiaries.

“This was the preferred result of our initial agreement with Symphony, which we entered into almost five years ago,” said Eric Musser, president and CEO of CDC Software.” We believe this has turned out to be a very good acquisition for us, having paid less than one-times revenue for a software business with strong operating profits. IMI has been operating very efficiently with EBITDA margins above 20 percent and maintenance revenue retention of approximately 95 percent in 2007. The IMI solutions are highly complementary to those we recently obtained through our acquisition of Catalyst International and we have brought these two solutions together to form our CDC Supply Chain suite for high-volume distribution environments.”

“We are proud to count many of the distribution and retail industry leaders around the globe as customers using CDC Supply Chain solutions today,” said Per Norling, president of CDC Supply Chain. “Our blue-chip customer list includes Boeing, Campbell Soup, Saks Fifth Avenue, Sherwin Williams, Reebok, Canadian Tire, The Container Store, JM Smuckers, Pepsico International and more. We also recently announced the implementation of the CDC Supply Chain Solutions at a new parts distribution and packaging center of Shanghai General Motors in China and they intend to implement CDC Supply Chain at three additional facilities as they are built. Our customers are measuring strong returns from our solutions and overall customer satisfaction levels have been steadily improving since we became part of CDC Software five years ago.”

CDC Software originally acquired a majority interest in IMI in September 2003 through a joint venture with Symphony whereby CDC owned 51 percent and Symphony owned 49 percent. In the fourth quarter, CDC acquired the remaining 49 percent of IMI in exchange for loan forgiveness to Symphony. The total cost to CDC for 100 percent of IMI was approximately US $28 million. Additional information regarding IMI and Symphony is available in CDC Corporation’s Annual Report Form 20-F for the year ended December 31, 2006.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

About CDC Software

CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes:  CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), CDC Supply Chain (supply chain management, warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), CDC MarketFirst (marketing automation and lead management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 12 on the MBT 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

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Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding expected revenues, expected cost savings, expected effects on profit margins, the expected accounting treatment for profits, revenues and other matters related to IMI, Symphony and the Company, our beliefs regarding the success of our acquisitions, the intent of our contractual partners and customers to complete their business plans, our continued improvement in customer satisfaction levels, our ability to successfully combine the IMI and Catalyst solutions, the success and expected market acceptance of CDC Supply Chain suite and other solutions, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (c) the effects of restructurings and rationalization of operations; (d) the ability to address technological changes and developments including the development and enhancement of products; (e) the entry of new competitors and their technological advances; (f) the need to develop, integrate and deploy enterprise software applications to meet customer’s requirements; (g) the possibility of development or deployment difficulties or delays; (h) the dependence on customer satisfaction with the company’s software products and services; (i) continued commitment to the deployment of the enterprise software solutions; (j) risks involved in developing software solutions and integrating them with third-party software and services; (k) the continued ability of the company’s enterprise software solutions to address client-specific requirements; (l) demand for and market acceptance of new and existing enterprise software and services and the positioning of the company’s solutions; (m) the effect of changing regulatory and accounting pronouncements; and (n) the ability of staff to operate the enterprise software and extract and utilize information from the company’s enterprise software solutions. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.